EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-126244 and 333-159849 on Form S-8 of our report dated March 23, 2010, relating to the consolidated financial statements of DSW Inc. and its subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of DSW Inc. for the year ended January 30, 2010.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
March 23, 2010